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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         (Amendment No. _____________)*


                                  PC MALL INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    69323K100
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13-d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                                Page 1 of 4 pages


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CUSIP No. 69323K100


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         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Amre A. Youness

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         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)      .....................................................

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         3.       SEC Use Only..................................................

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         4.       Citizenship or Place of Organization - United States

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                  5.       Sole Voting Power                  598,000 Shares

Number of         --------------------------------------------------------------
Shares            6.       Shared Voting Power                0
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting         7.       Sole Dispositive Power             598,000 Shares
Person With:
                  --------------------------------------------------------------
                  8.       Shared Dispositive Power           0
--------------------------------------------------------------------------------

         9. Aggregate Amount Beneficially Owned by Each Reporting Person 598,000 Shares

--------------------------------------------------------------------------------

         10.      Check if the Aggregate Amount in Row (9)
                  Excludes Certain Shares
                  (See Instructions)............................................

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         11.      Percent of Class Represented by Amount in Row (9) 5.7%

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         12.      Type of Reporting Person (See Instructions)

                                       IN
--------------------------------------------------------------------------------

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

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                                Page 2 of 4 pages


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ITEM 1.

         (a)      Name of Issuer - PC Mall Inc.

         (b)      Address of Issuer's Principal Executive Offices
                  2555 West 190th Street
                  Torrance, California 90504

ITEM 2.

         (a)      Name of Person Filing Amre A. Youness

         (b) Address of Principal Business Office or, if none, Residence 310 North Lake Avenue
                  Pasadena, California 91101

         (c)      Citizenship United States

         (d)      Title of Class of Securities Common Stock

         (e)      CUSIP Number 69323K100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ]  An investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E);

         (f) [ ]  An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ]  A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ]  Group, in accordance with Section 240.13d-(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 598,000 Shares

         (b)      Percent of class: 5.7%


                                Page 3 of 4 pages


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         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote 598,000
                           Shares

                  (ii)     Shared power to vote or to direct the vote 0

                  (iii) Sole power to dispose or to direct the disposition of 598,000 Shares

                  (iv) Shared power to dispose or to direct the disposition of 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     January 9, 2002
                                         ---------------------------------------
                                                          Date

                                                   /s/ AMRE A. YOUNESS
                                         ---------------------------------------
                                                        Signature

                                                     Amre A. Youness
                                         ---------------------------------------
                                                       Name/Title


                                Page 4 of 4 pages